EXHIBIT 10.35
                                 -------------

September 18, 1996



David T. Pieroni
25 Briarcliff
Ladue, MO  63124

Dear Dave:

Thank you for agreeing to resign from LaserSight Incorporated (LaserSight) to become an outside director on our Board of Directors. As an outside director, you must maintain your independence from the management organization and represent the shareholders' interests. To this end, we need to terminate your employment contract and remove any dependence by you for income on the performance of LaserSight or any of its entities or on management decisions.

As we have discussed, your contract calls for one year's salary plus any bonuses accrued during that period and the continuation of your benefits and perquisites through contract termination. I would propose that you terminate your contract for six months salary in return for the acceleration of your one hundred thousand option package to exercisable now. With respect to benefits and perquisites, we will provide a car allowance for twelve months. We will continue your benefits for six months, at which point you will have the option of electing COBRA coverage or other means of securing benefits.

Finally, through the termination period of six months, we will continue to provide you with office space and access to Ellen Parisi for clerical support on a part-time basis in return for your assistance in transition of The Farris Group to new leadership.

I hope this proposal meets with your satisfaction and provides for a voluntary termination of your employment contract in order to serve LaserSight in another capacity. I look forward to working with you on the Board of Directors.

Sincerely,                                    Accepted By:


/s/Michael R. Farris                          /s/David T. Pieroni
-----------------------                       ---------------------------
Michael R. Farris                             David T. Pieroni
Chief Executive Officer


                                              Date:  9/19/96